SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant    ( )

Filed by a Party other than the Registrant    (X)

Check the appropriate box:

( )   Preliminary Proxy Statement

( )   Definitive Proxy Statement

(X)   Definitive Additional Materials

( )   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).

( )   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

( )   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.

(X) Check box if any party of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 13, 1994




          (UNION PACIFIC                     NEWS RELEASE
          CORPORATION - LOGO)

                                             Contact:  610-861-3382
                                             Gary F. Schuster
                                             Vice President -
                                             Corporate Relations
                                             Martin Tower
                                             Eighth and Eaton Avenues
                                             Bethlehem, PA  18018

                                             FOR IMMEDIATE RELEASE

          UNION PACIFIC TERMINATES PROPOSAL TO ACQUIRE SANTA FE BETHLEHEM, PA, JANUARY 31, 1995 -- Union Pacific Corporation (NYSE: UNP) announced today that it is terminating its tender offer and solicitation of proxies relating to its proposal to acquire Santa Fe Pacific Corporation (NYSE:
          SFX).

                    In letters to both Robert D. Krebs, Chairman and Chief Executive Officer of Santa Fe, and Gerald Grinstein, Chairman and Chief Executive Officer of Burlington Northern Inc. (NYSE: BNI), Drew Lewis, Union Pacific's Chairman and Chief Executive Officer, said, "Although a transaction at our current price would benefit Union Pacific shareholders, for us to overpay to acquire Santa Fe would not. Our first priority is and will continue to be to serve the best interests of Union Pacific shareholders. Accordingly, I congratulate both you and your respective Boards of Directors on your transaction."

                    Union Pacific also is requesting that Santa Fe shareholders no longer use Union Pacific's gold proxy card to vote on the Santa Fe/Burlington Northern merger, but, instead, cast their votes on proxy cards furnished by Santa Fe. All proxy cards received by Union Pacific prior to the shareholders' meeting will be delivered to Santa Fe so that shares represented by such proxies can be voted.

                     [Union Pacific Corporation Letterhead]

                                        January 31, 1995

          Mr. Gerald Grinstein
          Chairman and CEO
          Burlington Northern Inc.
          3800 Continental Plaza
          Fort Worth, TX 76102-5384

          Dear Jerry:

                    I am writing to advise you that we are
          terminating our offer to acquire Santa Fe.

                    Our current $18.50 cash offer for all Santa Fe shares is an attractive and fully-priced proposal. It represents a premium of almost 40% over the value of Santa Fe's original transaction with Burlington Northern when we first made our proposal. We continue to believe that our offer is the superior transaction for Santa Fe shareholders.

                    Yet, given Santa Fe's continued refusal to negotiate with us and its use of the poison pill to prevent Santa Fe shareholders from freely choosing between the competing bids, it has become apparent that we would need to increase our offer in order to prevail at the Santa Fe shareholders' meeting. This, I am unwilling to do.

                    Although a transaction at our current price would benefit Union Pacific shareholders, for us to overpay to acquire Santa Fe would not. Our first priority is and will continue to be to serve the best interests of Union Pacific shareholders.

                    Accordingly, I congratulate you and your Board of Directors on the transaction.

                                        Sincerely,

                                        /s/ Drew

          DL/ss

          cc:  Robert D. Krebs

                    [Union Pacific Corporation Letterhead]


                                        January 31, 1995

          Mr. Robert D. Krebs
          Chairman, President and CEO
          Santa Fe Pacific Corporation
          1700 East Golf Road
          Schaumburg, IL 60173

          Dear Rob:

                    I am writing to advise you that we are
          terminating our offer to acquire Santa Fe.

                    Our current $18.50 cash offer for all Santa Fe shares is an attractive and fully-priced proposal. It represents a premium of almost 40% over the value of your original transaction with Burlington Northern when we first made our proposal. We continue to believe that our offer is the superior transaction for Santa Fe shareholders.

                    Yet, given Santa Fe's continued refusal to negotiate with us and its use of the poison pill to prevent Santa Fe shareholders from freely choosing between the competing bids, it has become apparent that we would need to increase our offer in order to prevail at the Santa Fe shareholders' meeting. This, I am unwilling to do.

                    Although a transaction at our current price would benefit Union Pacific shareholders, for us to overpay to acquire Santa Fe would not. Our first priority is and will continue to be to serve the best interests of Union Pacific shareholders.

                    Accordingly, I congratulate you and your Board of Directors on the transaction.

                                        Sincerely,

                                        /s/ Drew

          DL/ss

          cc:  Gerald Grinstein